Exhibit 22.1

List of Subsidiary Guarantors

The debt securities offered by the prospectus contained in the registration statement of which this Exhibit 22.1 is a part and any applicable prospectus supplement, which may be issued in one or more series by AGCO Corporation (the “Issuer”), may be guaranteed by each of the Issuer’s subsidiaries identified in the table below.

Name of Subsidiary	State or Other Jurisdiction of Incorporation or Organization	Obligor Type
AGCO International Holdings B.V.	The Netherlands	Guarantor
AGCO International GmbH	Switzerland	Guarantor
Massey Ferguson Corp.	Delaware	Guarantor
The GSI Group, LLC	Delaware	Guarantor